Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-106861 and 333-132925) pertaining to the 2003 and 2005 Stock Incentive Plans of Cavco Industries, Inc. of our report dated May 19, 2006, with respect to the consolidated financial statements of Cavco Industries, Inc., Cavco Industries, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Cavco Industries, Inc., included in this Annual Report (Form 10-K) for the year ended March 31, 2006.
/s/ Ernst & Young LLP
Phoenix, Arizona
May 19, 2006